Press Release

Exhibit 99.1

GOLDFIELD ANNOUNCES 2008 RESULTS

MELBOURNE, Florida, March 17, 2009 - The Goldfield Corporation (NYSE Alternext US: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums on Florida’s east coast, today announced results for the twelve months ended December 31, 2008.

Revenue for the year ended December 31, 2008 was $31.4 million and the Company had an operating loss of $5.1 million, compared to revenue of $27.3 million and an operating loss of $3.2 million in the year ended December 31, 2007.  Although Goldfield's revenue improved during 2008, the operating loss reflects a write down of real estate inventory of $3.2 million due to the continuing weakness in the Florida condominium market.

For the year ended December 31, 2008, the electrical construction segment had revenue of $29.1 million and operating income of $1.4 million, compared to revenue of $26.8 million and operating income of $688,000 in the prior year.  These increases were primarily due to a robust fourth quarter as a result of an increase in the number and size of the projects in process, particularly fiber optic work.

For the year ended December 31, 2008, the real estate development segment had revenue of $2.4 million and an operating loss of $3.8 million.  For 2007, revenue and operating loss from this segment were $537,000 and $1.2 million, respectively.  The increase in revenue resulted primarily from the 2007 reversal of $7.2 million of previously recognized revenue on the Pineapple House project due to buyer defaults, which offset a significant portion of the revenue from sales of condominium units in 2007.  The increase in the operating loss was due primarily to the write-down of $3.2 million on real estate inventory, during the year ended December 31, 2008.  As of December 31, 2008, we had sold nineteen Pineapple House condominium units and held fourteen units for sale.

Net loss for the year ended December 31, 2008 was $5.4 million or $0.21 per share, compared to net loss of $2.3 million or $0.09 per share in 2007.

Revenue for the quarter ended December 31, 2008 was $10.6 million, compared to $9.0 million in the comparable prior-year quarter.  For the fourth quarter of 2008, electrical construction revenues were $10.2 million and operating income was $1.6 million, as compared to revenue of $6.2 million and operating loss of $275,000 in the prior year.  In the fourth quarter, real estate development operations had revenue of $328,000 and operating loss of $3.3 million, as compared to revenue of $2.8 million and operating income of $9,000 in the like quarter last year.  The Company’s net loss for the fourth quarter of 2008 was $3.4 million ($0.14 per share) compared to net loss of $572,000 ($0.02 per share) in the comparable prior-year quarter.  The quarter-to-quarter declines resulted primarily from the write-down of real estate inventory in the real estate segment.

Commenting on the Company’s results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “We are pleased with the strong growth in the electrical construction segment, in part due to our expansion beyond our historic base in the southeastern United States.”  Mr. Sottile continued, “The real estate environment continues to be extremely challenging, but the Company is fortunate that our real estate exposure is quite manageable. Our only project, Pineapple House, has been completed and well received, with more than half of the units already sold.”

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States.  The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.  Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.  For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations.  Our actual results may differ materially from what we currently expect.  Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition.  Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market;  our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance.  Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies;  our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets.  Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone:   (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue
Electrical construction	$10,243,562	$6,230,319	$29,062,099	$26,761,440
Real estate development	328,316	2,779,653	2,382,888	537,135
Total revenue	10,571,878	9,009,972	31,444,987	27,298,575

Costs and expenses
Electrical construction	7,870,641	5,636,530	24,337,479	22,881,363
Real estate development	500,593	2,524,545	2,492,060	794,612
Selling, general and administrative	683,378	779,965	3,299,687	3,278,520
Depreciation	730,048	810,542	3,159,398	3,076,505
Provision for doubtful accounts	-	-	27,078	-
Write down of real estate inventory	3,137,004	-	3,173,506	473,227
(Gain) loss on sale of assets	(168)	31,699	7,260	14,479
Total costs and expenses	12,921,496	9,783,281	36,496,468	30,518,706
Total operating loss	(2,349,618)	(773,309)	(5,051,481)	(3,220,131)

Other income (expense), net
Interest income	18,261	131,173	131,889	297,837
Interest expense, net	(85,976)	(171,859)	(401,129)	(585,945)
Other income	5,521	1,433	21,560	13,918
Minority interest	11,088	5,849	-	(3,361)
Total other expense, net	(51,106)	(33,404)	(247,680)	(277,551)

Loss from continuing operations
before income taxes	(2,400,724)	(806,713)	(5,299,161)	(3,497,682)

Income tax expense (benefit)	1,023,958	(240,401)	(23,362)	(1,195,428)

Loss from continuing operations	(3,424,682)	(566,312)	(5,275,799)	(2,302,254)

Loss from discontinued operations, net of tax	(18,380)	(5,858)	(111,022)	(18,519)

Net loss	$(3,443,062)	$(572,170)	$(5,386,821)	$(2,320,773)

Loss per share of common stock -
basic and diluted
Continuing operations	$(0.14)	$(0.02)	$(0.21)	$(0.09)
Discontinued operations	-	-	-	-
Net income	$(0.14)	$(0.02)	$(0.21)	$(0.09)

Weighted average shares outstanding:
Basic	25,451,354	25,451,354	25,451,354	25,451,354
Diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$4,921,980	$3,984,613
Accounts receivable and accrued billings, net	6,709,015	5,881,430
Remediation insurance receivable	99,375	176,827
Current portion of notes receivable	54,169	49,108
Construction inventory	-	2,218
Real estate inventory	2,323,756	7,788,739
Costs and estimated earnings in excess of
billings on uncompleted contracts	1,135,290	1,658,712
Prepaid expenses and other current assets	1,127,745	1,933,869
Total current assets	16,371,330	21,475,516

Property, buildings and equipment, at cost, net	7,656,580	9,803,794
Notes receivable, less current portion	304,671	352,305
Deferred charges and other assets	1,165,953	1,235,391
Total assets	$25,498,534	$32,867,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,932,690	$1,984,352
Billings in excess of costs and estimated
earnings on uncompleted contracts	7,564	-
Current portion of notes payable	2,096,645	5,202,466
Current portion of capital leases	320,013	315,619
Reserve for remediation	153,368	198,850
Total current liabilities	5,510,280	7,701,287

Deferred income taxes	-	346,200
Other accrued liabilities	28,423	26,894
Notes payable, less current portion	3,062,333	2,184,932
Capital leases, less current portion	259,344	579,357
Total liabilities	8,860,380	10,838,670
Commitments and contingencies
Minority interest	-	3,361
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
(Accumulated deficit) retained earnings	(3,316,719)	2,070,102
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	16,638,154	22,024,975
Total liabilities and stockholders' equity	$25,498,534	$32,867,006